UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 29, 2018

INTELLIA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37766	36-4785571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Erie Street, Suite 130, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 285-6200

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2018, Intellia Therapeutics, Inc. (the “Company”) announced the appointment of Glenn Goddard, age 48, as Executive Vice President, Chief Financial Officer of the Company, effective October 29, 2018 (the “Effective Date”).

Mr. Goddard previously served as Chief Financial Officer of Generation Bio Company (“Generation Bio”) from May 2017. Mr. Goddard joined Generation Bio from Agios Pharmaceuticals, Inc. (“Agios”), where he served from July 2013 until November 2016 as its senior vice president and principal financial officer, and from July 2010 to July 2013, as its vice president, finance, responsible for the financial oversight and support of Agios’ business, including the transition from an early-stage research company to commercial-ready organization.

In connection with his employment, the Company entered into an Employment Agreement, dated as of October 29, 2018 (the “Employment Agreement”), which sets forth certain terms of Mr. Goddard’s employment. There are no other arrangements or understandings between Mr. Goddard and any other persons pursuant to which he was selected as the Company’s Executive Vice President, Chief Financial Officer, effective as of the Effective Date. Additionally, there are no transactions involving the Company and Mr. Goddard that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to the terms of the Employment Agreement, Mr. Goddard will receive an annual base salary of $380,000 and a one-time sign-on bonus of $25,000. In addition, he will be eligible to receive an annual performance bonus targeted at up to 40% of his annual base salary. The actual performance bonus percentage is discretionary and will be subject to the Board’s assessment of Mr. Goddard’s performance as well as general business conditions at the Company. Any bonus payable in respect of 2018 shall be prorated from Mr. Goddard’s actual start date.

The Employment Agreement further provides that the Board will grant Mr. Goddard a stock option to purchase (i) 90,000 shares of the Company’s common stock subject to time-based vesting criteria and (ii) 30,000 shares of the Company’s common stock subject to performance-based vesting criteria related to the Company’s financing activities ((i) and (ii) collectively the “Option Grant”) under the Company’s stock incentive plan (the “Plan”). Mr. Goddard will be also be eligible to participate in all customary employee benefit plans or programs of the Company generally available to the Company’s full-time employees and/or executive officers.

Additionally, the Employment Agreement provides that Mr. Goddard’s employment with the Company is at will and may be terminated by either party at any time for any or no reason or cause. In the event Mr. Goddard’s employment is terminated without cause or Mr. Goddard terminates his employment for good reason, then he will be eligible to receive (i) compensation in an amount equal to nine months of his then current base salary, (ii) subject to his election of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health continuation coverage and copayment of premium amounts at the active employee rate, up to nine months of the remainder of COBRA premium coverage and (iii) nine months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting, except as otherwise provided in the applicable stock-based award agreement pursuant to which such stock-based awards were granted. In the event that within 24 months following the date of a change of control Mr. Goddard’s employment is terminated without cause or Mr. Goddard terminates his employment for good reason, then in lieu of the foregoing severance benefits, Mr. Goddard shall be entitled to receive (i) a lump sum in cash in an amount equal to 1.5 times the sum of his then current base salary plus his target bonus for the then-current year, (ii) subject to his election of COBRA health continuation coverage and copayment of premium amounts at the active employee rate, cash payment for up to 18 months of the remainder of COBRA premium coverage, and (iii) if employed by the Company for at least six consecutive months prior to the change in control, then 100% acceleration of all time-based equity awards held as of the date of termination or, if employed by the Company for less than six consecutive months prior to the change in control, then 50% acceleration of all time-based equity awards held as of the date of termination, except as otherwise provided in the applicable stock-based award agreement pursuant to which such stock-based awards were granted. All references to “cause,” “good reason” and “change in control” are as defined in the Employment Agreement.

The Employment Agreement is in substantially the same form as the Company’s form of Employment Agreement for executive officers. The foregoing description of the Employment Agreement is qualified in its entirety by reference to such form of Amended and Restated Employment Agreement for executive officers, a copy of which was filed as Exhibit 10.1 to Current Report on Form 8-K (File No. 001-37766) filed with the Securities and Exchange Commission on April 17, 2018.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Intellia Therapeutics, Inc.

Date: October 29, 2018	By:	/s/ John M. Leonard
	Name:	John M. Leonard
	Title:	Chief Executive Officer and President

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